Exhibit 2.3
FIRST AMENDMENT TO STANDBY PURCHASE AGREEMENT
          This FIRST AMENDMENT (this “Amendment”), dated as of August 1, 2006 to that certain Standby Purchase Agreement (the “Agreement”) dated as of June 28, 2006, by and among Exide Technologies, a Delaware corporation, Tontine Capital Partners, L.P., a Delaware limited partnership, Legg Mason Investment Trust, Inc., a Maryland corporation, and Arklow Capital, LLC, a Delaware limited liability company.
W I T N E S S E T H :
          WHEREAS, the parties hereto wish to amend the terms of the Agreement, as set forth herein;
          NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:
     1. Amendment to Section 4(c)(i)(D). Section 4(c)(i)(D) of the Agreement is hereby amended by deleting “1,234,042” and replacing it with “1,662,224”.
     2. Amendment to Section 7(a)(viii). Section 7(a)(viii) of the Agreement is hereby amended by adding the following after subsection (D):
          “and (E) except for the issuance of 428,182 restricted shares of Common Stock pursuant to the Company’s incentive plans;”
     3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, when taken together, shall constitute one and the same instrument.
[Remainder of Page Intentionally Left Blank]

          In Witness Whereof, the undersigned have executed this Amendment to the Agreement as of the date first written above.

EXIDE TECHNOLOGIES

By:	/s/ Gordon A. Ulsh

Name: Gordon A. Ulsh
Title: President and Chief Executive Officer

TONTINE CAPITAL PARTNERS, L.P.

By:	TONTINE CAPITAL MANAGEMENT, L.L.C.,
its general partner

By:	/s/ Jeffrey L. Gendell

Name: Jeffrey L. Gendell
Title: Managing Member

LEGG MASON INVESTMENT TRUST, INC.

By:	/s/ Gregory Merz

Name: Gregory Merz
Title: Vice President

ARKLOW CAPITAL, LLC

By:	/s/ Gregory Shrock

Name: Gregory Shrock
Title: President